Exhibit 99.1

India Globalization Capital Appoints Former Congressman Jim Moran to its Board of Directors

POTOMAC, MD–(BusinessWire – January 18, 2022) – India Globalization Capital, Inc. (NYSE American: IGC) is excited to announce that the Board has appointed former Congressman Jim Moran (“Congressman Moran”) as an independent Director. IGC is delighted to welcome Congressman Moran to its Board of Directors.

Congressman Moran served Virginia’s 8th Congressional District for 24 years, where he was known as a “Problem Solver.” Throughout his tenure, he demonstrated bipartisan leadership and worked across the aisle to find common ground to resolve complex issues. He served on the Appropriation, Banking and Finance and Budget committees. He played a leadership role in the areas of defense, health, and the environment.

During his 24 years in Congress, Congressman Moran was recognized as a champion of innovative research and development in areas including healthcare and national security, environmental protection and sustainability, and international trade and fiscal responsibility. He rose to senior leadership on the Appropriations Committee enabling him to bring billions of dollars into his Northern Virginia communities of Alexandria, Arlington, and Fairfax Counties. Having retired after 35 years in elected office, Congressman Moran is now with a major law firm and represents international and domestic clients in the defense, technology, entertainment and international diplomacy sectors. He also serves in leadership roles for several non-profit foundations and is also a member of the Government Blockchain Association.

Congressman Moran introduced the AUTISM Educators Act in 2012, which funded partnerships between public schools and higher education and non-profit organizations to promote teaching skills for educators working with high functioning autism students. He understands that treatment and education for conditions such as Autism and Alzheimer’s disease have the potential to positively impact millions of lives.

Congressman Moran received a Master’s Degree in Public Administration from the University of Pittsburgh Graduate School of Public and International Affairs and a Bachelors in Economics from the College of the Holy Cross.

With his extensive experience in Congress and as a policy advisor on topics including health, technology, and education, we are confident Congressman Moran will be a great asset to IGC especially at a time when we pursue Phase 2/3 human trials on IGC- AD1 on individuals that have Alzheimer’s disease. We look forward to his guidance in helping us bring new, THC-based investigational medications into FDA approved clinical trials.

Upon his election to the IGC Board of Directors, Congressman Moran made the following statement: “I am excited to have an opportunity to play a role in the growth of an organization dedicated to scientific and medical research targeted especially at reducing the pain and loss suffered from Alzheimer’s disease. While I am aware of the medicinal benefits that marijuana can offer some individuals, IGC is engaged in clinical research trials that employ hemp-sourced cannabinoids to facilitate better brain functioning in subjects that may be vulnerable to Alzheimer’s. If such promising research is successful, it may have implications for advances in the understanding of other central nervous disorders.”

About IGC:

India Globalization Capital, Inc. (IGC), headquartered in Maryland, engages in the development of cannabinoid-based therapies for healthcare applications. IGC recently completed the first safety and tolerability clinical trial to treat symptoms of Alzheimer’s patients using a THC-based investigational new drug. The Company also operates an infrastructure business based in India. www.igcinc.us, www.igcpharma.com.

Contact:

Claudia Grimaldi

info@igcinc.us

Phone: 301-983-0998